                           EXERCISE FORM AND AGREEMENT


     This Exercise Form and Agreement, (the "Agreement"), dated as of November __, 2000, is by and among Convergent Group Corporation (the "Company"), a Delaware corporation, Bryan Mileger, Chief Financial Officer of the Company (the "Nominee"), and the undersigned optionee (the "Optionee").

                                  RECITALS

     A. The Optionee holds vested stock options for the purchase of shares of the Company's stock, and desires to purchase all or a portion of such shares, as specified in the Form of Exercise attached hereto.

     B. Upon exercise, the Optionee desires to tender all of the purchased shares to Convergent Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), for $8.00 per share upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash dated October 27, 2000 of Purchaser (the "Offer to Purchase") and the related Letter of Transmittal.

     C. The Company is willing to permit the Optionee to purchase such shares with a minimum initial payment and a contractual obligation to pay the balance due upon the receipt of the proceeds from the tender of the shares.

     D. The Company and Optionee desire that upon exercise the shares shall be issued in the name of a nominee to facilitate the tender of the shares in the Offer.

     Now, therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

     Upon execution by the Optionee of this Agreement, including the Form of Exercise attached hereto, and delivery of the Initial Payment (as defined below), the Company agrees to issue the number of shares specified in the Form of Exercise (the "Shares") in the name of the Nominee specified in paragraph 4.

     1. PAYMENT. The Optionee agrees to make both an initial payment (the "Initial Payment") and a balance payment ("Balance Payment") pursuant to the terms of this Agreement. The Initial Payment, due upon the issuance of the Shares to the Nominee, shall be the par value times the number of the Shares (par value is $.001 per share). The Balance Payment, shall consist of the remaining exercise price of the Shares. The Initial Payment shall be due upon the execution of this Agreement. The Balance Payment shall be paid as provided in paragraphs 4 and 7 below.

     2. FORM OF PAYMENT. Payment by the Optionee of the Initial Payment shall be made in cash or by check, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt.

     3. OFFER TO PURCHASE. Optionee acknowledges that Optionee has received and reviewed a copy of the Offer to Purchase attached hereto.

     4. APPOINTMENT OF NOMINEE; DIRECTION TO TENDER. By executing this Agreement and the attached Form of Exercise, the Optionee (a) appoints the Nominee as Optionee's nominee, (b) directs the Nominee to tender the Shares in the Offer, and (c) authorizes the Nominee to (i) receive the proceeds from the tender of the Shares, (ii) pay from such proceeds to the Company the remaining exercise price of the Shares (after deduction of the Initial Payment) as well as such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the options, and (iii) pay Optionee the remaining proceeds.

     5. RIGHTS OF NOMINEE. Optionee and Nominee agree that Nominee holds record title only to the Shares for the benefit of Optionee and has no right to vote the Shares or to direct the disposition of the Shares. Optionee and Nominee further agree that except as provided in paragraph 4, Nominee has no rights to any distributions on the Shares or to receive any proceeds from any disposition of the Shares.

     6. CERTIFICATION ON FORM W-9. Optionee represents that Optionee has executed and enclosed herewith a Substitute W-9 certifying that (a) the TIN provided on Substitute Form W-9 is correct (or that Optionee is awaiting a TIN), and (b)(i) that Optionee has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report all interest or dividends or (ii) the Internal Revenue Service has notified the Optionee that the Optionee is no longer subject to backup withholding.

     7. PAYMENT OF BALANCE PAYMENT. If the Offer is not consummated for any reason, Optionee agrees to pay the Balance Payment to the Company on the earlier of the day the closing occurs under the Subscription and Contribution Agreement dated as of October 13, 2000 among Convergent Holding Corporation, Schlumberger Technology Corporation, Cinergy Ventures LLC and the members of the Company's senior management who are signatories thereto or April 30, 2001.

     8. REPRESENTATIONS AND WARRANTIES. Optionee represents and warrants to the Company that Optionee has the power to execute, deliver and perform this Agreement and this Agreement constitutes the legal, valid and binding obligation of Optionee, enforceable against Optionee in accordance with its terms.

     9. NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Optionee, to:

          ----------------------

          ----------------------

          ----------------------


          If to Nominee, to:

          Convergent Group Corporation
          6399 South Fiddler's Green Circle, Suite 600
          Englewood, Colorado  80111
          Attn: Bryan Mileger
                Chief Financial Officer


          If to Company, to:

          Convergent Group Corporation
          6399 South Fiddler's Green Circle, Suite 600
          Englewood, Colorado  80111
          Attn: Bryan Mileger
                Chief Financial Officer

All such notices and other communications shall be deemed to have been given and received (A) in the case of personal delivery, on the date of such delivery, and
(B) in the case of delivery by nationally-recognized, overnight courier, and in the case of mailing, on the delivery or refusal date as indicated on the return receipt. Either Optionee or the Company may change its address for such notices and communications by giving notice thereof to the other in conformity with this
Section 9.

     10. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the substantive laws and regulations (but not the rules governing conflicts of laws) of the State of Colorado.

     11. FACSIMILE SIGNATURES. It is expressly agreed that the parties' signatures to this Agreement, including without limitation execution of this Agreement and the Exercise Form attached, may be delivered by facsimile transmission.

                                      * * *

                                       OPTIONEE


                                       ------------------------------
                                       Name:
                                            -------------------------




                                       COMPANY

                                       CONVERGENT GROUP CORPORATION


                                       By:
                                          ---------------------------
                                       Its:
                                           --------------------------



                                       NOMINEE


                                       ------------------------------
                                       Bryan Mileger

                                PRE REVERSE SPLIT
                                FORM OF EXERCISE

                        Date of Exercise:_______________


Ladies and Gentlemen:

     This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

          A)   Stock option dated:           ______________

          B)   Number of shares as
               to which option is exercised  ______________

          C)   Exercise price per share      ______________

          D)   Total exercise price:(1)      ______________

          E)   Cash payment delivered
               herewith:(2)                  ______________

          F)   Total net proceeds to be
               received at close:(3)         ______________

     By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 1999 Stock Option Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and
(iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.



                                       -----------------------------------------
                                       Name of Optionee
                                                       -------------------------

-------------------

(1) Equal to the number of shares exercised as indicated in item (B) multiplied by the exercise price per share indicated in (C).

(2) Equal to the number of shares exercised as indicated in item (B) multiplied by the par value per share of .001.

(3) Equal to the number of shares exercised as indicated in item (B) multiplied by $4.00, minus the exercise price indicated in item (D). Net proceeds is subject to adjustment to satisfy any withholding obligation.

                               POST REVERSE SPLIT
                                FORM OF EXERCISE

                        Date of Exercise:_______________


Ladies and Gentlemen:

     This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

          A)   Stock option dated:           ______________

          B)   Number of shares as
               to which option is exercised  ______________

          C)   Exercise price per share      ______________

          D)   Total exercise price:(1)      ______________

          E)   Cash payment delivered
               herewith:(2)                  ______________

          F)   Total net proceeds to be
               received at close:(3)         ______________

     By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 1999 Stock Option Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and
(iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.



                                       -----------------------------------------
                                       Name of Optionee
                                                       -------------------------

-------------------

(1) Equal to the number of shares exercised as indicated in item (B) multiplied by the exercise price per share indicated in (C).

(2) Equal to the number of shares exercised as indicated in item (B) multiplied by the par value per share of .001.

(3) Equal to the number of shares exercised as indicated in item (B) multiplied by $8.00, minus the exercise price indicated in item (D). Net proceeds is subject to adjustment to satisfy any withholding obligation.